SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Homestore, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT
ABOUT THE MEETING
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Homestore, Inc.

30700 Russell Ranch Road
Westlake Village, California 91362

Notice of Annual Meeting of Stockholders

To Be Held June 28, 2004

To Our Stockholders:

      The annual meeting of stockholders of Homestore, Inc., a Delaware corporation, will be held on June 28, 2004 at 2:00 p.m., local time, at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631, for the following purposes:

1. To elect two Class II directors to each serve for a term of three years and until each of their successors has been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Only stockholders of record at the close of business on the record date, May 10, 2004, are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.

      All stockholders are cordially invited to attend the annual meeting in person. However, if you do not plan to attend the annual meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope.

By Order of the Board of Directors,

Michael R. Douglas
Executive Vice President, General Counsel
and Secretary

Westlake Village, California

May 28, 2004

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

       This proxy statement is furnished on behalf of the board of directors of Homestore, Inc., a Delaware corporation, for use at Homestore’s annual meeting of stockholders to be held on June 28, 2004 at 2:00 p.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631.

      These proxy solicitation materials were first mailed on or about May 28, 2004 to all stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At the annual meeting, stockholders will vote on the matters outlined in the accompanying notice of annual meeting of stockholders, including the election of two Class II directors.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, May 10, 2004, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

What is the board of directors’ recommendation on the proposal?

      The board of directors recommends a vote FOR each of the nominees.

How do I vote?

      Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

      If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

Can I change my vote after I return my proxy card?

      Yes, you have the right to revoke your proxy at any time before the annual meeting by notifying our corporate secretary in writing, returning a later-dated proxy card, or voting in person at the annual meeting.

Who will count the votes?

      Mellon Investor Services LLC will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

      The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

What does it mean if I get more than one proxy card?

      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

      As of the record date, 122,777,254 shares of common stock, our only voting securities entitled to vote at the meeting, were issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

What is a quorum?

      The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

What is required to approve the proposal?

      For the election of the Class II directors, once a quorum has been established, the nominees for director shall be elected by a plurality of the votes cast at the meeting. Accordingly, the two nominees for director who receive the most votes will become Class II directors of Homestore.

      If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will be treated as not present and not entitled to vote with respect to the election of a director and accordingly will have no impact on the outcome of the vote with respect to this proposal.

What happens if I abstain?

      Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by these proxies will not be treated as affirmative votes. Therefore, with respect to the election of directors, an abstention will result in nominees for director receiving fewer votes for election. For proposals requiring the approval of holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the proposal, an abstention will have no impact on the outcome of the vote with respect to this proposal.

How will Homestore solicit proxies?

      We have retained Mellon Investor Services to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, the costs will be borne by us. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

ITEM 1 — ELECTION OF DIRECTORS

      Our bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time. Pursuant to our bylaws, the board has the authority to fix the number of directors that serve on the board. Currently, the board has fixed the number of directors at eight. Our bylaws also provide for the board to be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office for Class I, Class II, and Class III directors will expire at the annual meeting of stockholders to be held in 2006, 2004, and 2005, respectively. The term of office for each of the Class II directors elected at this annual meeting will expire at the annual meeting of stockholders to be held in 2007 or upon his earlier death, resignation or removal.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If either of our nominees is unable or declines to serve as a Class II director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. Each of the nominees has agreed to serve as director, if elected.

      The nominees for election as Class II directors are William E. Kelvie and Kenneth K. Klein. Information about these nominees, our other directors and our executive officers is set forth below in the section entitled “Management — Directors and Executive Officers.”

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE CLASS II NOMINEES LISTED ABOVE.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth information regarding our nominees for election as Class II directors, our incumbent Class I and Class III directors, and our executive officers.

Name	Age	Position

Joe F. Hanauer(1)(2)	66	Chairman of the Board and Director
L. John Doerr(1)(2)	52	Director
William E. Kelvie(2)	56	Director
Kenneth K. Klein(3)	60	Director
W. Michael Long	51	Chief Executive Officer and Director
Terrence M. McDermott	61	Director
Bruce G. Willison(1)(3)	55	Director
V. Paul Unruh(3)(4)	55	Director
Jack D. Dennison	47	Chief Operating Officer
Lewis R. Belote, III	48	Chief Financial Officer
Allan D. Dalton	55	President, REALTOR.com®
Allan P. Merrill	38	Executive Vice President, Strategy and Corporate Development
Michael R. Douglas	50	Executive Vice President, General Counsel and Secretary

(1)	Member of management development and compensation committee.

(2)	Member of governance and nominating committee.

(3)	Member of audit committee.

(4)	The board of directors has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in Securities and Exchange Commission (“SEC”) rules and regulations. Mr. Unruh meets the requirements for being “independent” as defined by SEC rules and regulations.

      By virtue of its ownership of our sole outstanding share of Series A preferred stock, the National Association of REALTORS® has the right to elect one of our directors, and the National Association of REALTORS® has exercised that right to elect Mr. McDermott as a director.

      Joe F. Hanauer has served as one of our directors since November 1996, as vice chairman of the board from November 2001 to January 2002, and chairman of the board since January 2002; he was the National Association of REALTORS® representative on the board through November 2000. Mr. Hanauer is a Class III director. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company and a former chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of MAF Bancorp, Inc., a trustee of each of Calamos Investment Trust, Calamos Advisors Trust and Calamos Convertible Opportunities and Income Fund, and a member of the National Association of REALTORS®.

      L. John Doerr has served as one of our directors since August 1998. Mr. Doerr is a Class III director. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the board of directors of Amazon.com, Inc., drugstore.com, Inc., Intuit Inc., palmOne, Inc., Segway Corp. and Sun Microsystems, Inc.

      William E. Kelvie has served as one of our directors since August 1998. Mr. Kelvie is a Class II director. He has served as chief executive officer of Overture Corporation, an information technology company, since

July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the executive vice president and chief information officer responsible for information technology systems at Fannie Mae, the world’s largest non-bank financial services company, from 1992 to 2000. He then served as special adviser to the chief executive officer of Fannie Mae until January 2003. Mr. Kelvie joined Fannie Mae in 1990 as senior vice president and chief information officer. Prior to his tenure at Fannie Mae, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans. He also served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company.

      Kenneth K. Klein has served as one of our directors since August 1998. Mr. Klein is a Class II director. He is president and chief executive officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc. of which Mr. Klein has served as president and chief executive officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000.

      W. Michael Long has served as our chief executive officer and as one of our directors since January 2002. Mr. Long is a Class III director. From November 1999 to April 2001, Mr. Long served as chairman of the board and as a director of WebMD Corporation (formerly Healtheon/ WebMD Corporation), a provider of healthcare information services and technology solutions. From 1997 to November 1999, Mr. Long served as chief executive officer of Healtheon Corporation. From 1996 to 1997, Mr. Long served as president and chief executive officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by CSC, Mr. Long was president and chief executive officer of The Continuum Company, Inc.

      Terrence M. McDermott has served as one of our directors (as the National Association of REALTORS® representative) since December 2000. Mr. McDermott is a Class I director. He has served as executive vice president/ chief executive officer of the National Association of REALTORS® since 1997. From 1993 to 1997, Mr. McDermott served as executive vice president and chief executive officer of the American Institute of Architects. Mr. McDermott was president of Cahners Publishing Co. from 1987 to 1993, a firm he joined in 1969.

      Bruce G. Willison has served as one of our directors since December 2002. Mr. Willison is a Class I director. Since 1999, Mr. Willison has served as Dean of the UCLA Anderson School of Management. This appointment followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Prior to that, Mr. Willison held several executive positions at First Interstate Bancorp, including chairman and chief executive officer of First Interstate’s Oregon operation and chairman, president, and chief executive officer of First Interstate Bank of California, as well as vice chairman of the bank’s holding company, First Interstate Bancorp. Mr. Willison began his banking career at Bank of America Corp. in 1973. Mr. Willison is a director of Health Net, Inc., an integrated managed care organization.

      V. Paul Unruh has served as one of our directors since May 2003. Mr. Unruh is a Class I director. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as vice chairman of Bechtel Group, Inc. from January 2001 to December 2002 and president of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. His previous responsibilities at Bechtel included both operating and financial positions, including chief financial officer, treasurer and controller. Mr. Unruh is currently a director of VERITAS Software Corporation. Prior to joining Bechtel in 1978, Mr. Unruh practiced as a certified public accountant with what is now PricewaterhouseCoopers LLP for seven years.

      Jack D. Dennison has served as our chief operating officer since January 2002. From July 1998 to January 2001, Mr. Dennison served as executive vice president, general counsel and secretary of WebMD Corporation. From 1996 to July 1998, Mr. Dennison served as vice president and deputy general counsel to Computer Sciences Corporation. Prior to that time, Mr. Dennison was general counsel at The Continuum Company, Inc.

      Lewis R. Belote, III has served as our chief financial officer since January 2002. From May 1998 to April 2001, Mr. Belote served as senior vice president, finance of WebMD Corporation. From June 1996 to May

1998, Mr. Belote served as senior vice president and chief financial officer for ActaMed Corporation. Prior to 1996, Mr. Belote served for twelve years with the accounting firm of Ernst & Young LLP.

      Allan D. Dalton has served as president of REALTOR.com®, one of our consumer websites and the official Internet site of the National Association of REALTORS®, since October 2002. From August 2002 to October 2002, Mr. Dalton served as executive vice president of Coldwell Banker New England Metro, the largest real estate services organization in New England. From January 1998 to August 2002, Mr. Dalton was senior vice president of NRT, a residential real estate brokerage company and a subsidiary of Cendant Corporation, an entity which held approximately 7.7% of our common stock outstanding as of May 10, 2004. Mr. Dalton’s 20-plus year career in the real estate industry includes 12 years as president and co-owner of an independent real estate brokerage with more than 20 offices. He has also served as executive vice president of Coldwell Banker Hunneman.

      Allan P. Merrill has served as executive vice president of strategy and corporate development since October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, one of our consumer websites. Mr. Merrill joined us following a 13-year tenure, from 1987 to March 2000, with the investment banking firm Warburg Dillon Read (now UBS Investment Bank), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Urban Land Institute and the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

      Michael R. Douglas has served as our executive vice president, general counsel, and secretary since October 2002. From 1997 to October 2002, Mr. Douglas served as a product liability consultant. From 1987 to 1997, Mr. Douglas was senior vice president, general counsel and secretary at Fibreboard Corporation. Mr. Douglas has also served as director of law of the Asbestos Claims Facility, litigation counsel for Jim Walter Corporation and as an attorney in private practice.

Meetings and Committees of the Board of Directors

      Other than Mr. Long, due to his position as our chief executive officer, and Mr. McDermott, due to his position with the National Association of REALTORS®, the board of directors has determined that each member of the board meets the requirements for being “independent” as defined by applicable law, SEC rules and regulations, and NASDAQ Stock Market listing standards, each as they may be interpreted and amended from time to time, as well as other legal requirements applicable to us.

      The board of directors held a total of 10 meetings during the year ended December 31, 2003. During that period, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he has been a director) and the total number of meetings of all committees of the board on which that director served (during the periods that he served).

      The board has an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a management development and compensation committee, and a governance and nominating committee. The charters of these committees, as well as our corporate governance guidelines, code of conduct and business ethics, and other governing documents, can be found on our website at http://ir.homestore.com/phoenix.zhtml?c=111114&p=irol-govHighlights.

     Audit Committee

      The audit committee’s principal functions are to:

•	independently and objectively monitor the periodic reporting of our financial condition and results of operations;

•	monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent auditors and financial and senior management;

•	review and evaluate the independence and performance of our independent auditors;

•	approve related party transactions;

•	retain and manage the relationship with our independent auditors; and

•	facilitate communication among our independent auditors, management and the board of directors.

      Our audit committee consists of Messrs. Klein, Willison and Unruh. During 2003 and until March 31, 2004, Mr. Kelvie also served as a member of the audit committee. Each of the members of the audit committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ Stock Market listing standards. The board has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The audit committee held 19 meetings during 2003. The charter of the audit committee, reflecting amendments made to the charter by the board in 2003 and 2004, is included as Appendix A to this proxy statement.

     Management Development and Compensation Committee

      The management development and compensation committee’s principal functions are to:

•	review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

•	review, evaluate and make recommendations to the board of directors with respect to management’s proposals regarding our overall compensation policies, including as they relate to the board, our chief executive officer and other executive officers, and other senior officers and employees; and

•	administer and make recommendations to the board with respect to our incentive-compensation plans and equity-based compensation plans.

      Our management development and compensation committee consists of Messrs. Hanauer, Doerr and Willison. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code and an independent director under applicable NASDAQ Stock Market listing standards. The management development and compensation committee held five meetings during 2003.

     Governance and Nominating Committee

      The governance and nominating committee’s principal functions are to:

•	identify and make recommendations to the board of directors on individuals qualified to serve as our board members;

•	review and re-evaluate our corporate governance guidelines at least twice per year;

•	review and recommend the re-nomination of incumbent directors;

•	review and recommend appointments to other committees;

•	lead the board in its annual review of the board’s performance; and

•	perform other tasks, such as studying the size, committee structure, or meeting frequency of the board.

      Our governance and nominating committee consists of Messrs. Hanauer, Doerr and Kelvie. Each of these directors is an independent director under applicable NASDAQ Stock Market listing standards. The committee held four meetings during 2003.

      The governance and nominating committee will consider all stockholder recommendations for candidates for the board, which should be sent by stockholders to the governance and nominating committee, in the care of our Secretary, in accordance with the timeliness and information requirements of our Bylaws. To facilitate consideration by the governance and nominating committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the governance and nominating committee considers potential candidates recommended by current directors, company officers, employees and others.

      Potential new board members are identified, screened, recommended, and nominated by the governance and nominating committee. The governance and nominating committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the board is filled by the affirmative vote of a majority of the independent board members then in office.

      In addition to the mandatory retirement age of 75, the governance and nominating committee has adopted the following criteria for the evaluation of director nominees:

•	the board as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

•	the board seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to Homestore;

•	we expect that a preponderance of the board’s members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

•	all board members must be able to meet the time commitment of active board responsibility, and no candidate will be nominated for director if the board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on the board;

•	the board seeks members representing a diversity of skill sets in order to both enable the board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

•	board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.

      The board provides a process for stockholders to send communications to the entire board or any of the directors individually. Stockholders may send written communications to the board, or to any of the individual directors, in the care of our Secretary. All communications will be compiled by the Secretary and are forwarded to the addressees or distributed at the next scheduled board meeting.

      The board of directors encourages its members to attend our annual meeting of stockholders, and all of the directors attended our 2003 annual meeting.

      We retained the search firm of SSI (U.S.), Inc. (which does business as Spencer Stuart), to assist us with the recruitment of Mr. Unruh to our board of directors in 2003, and Mr. Willison to our board of directors in 2002.

Director Compensation

      Prior to 2002, directors did not generally receive cash compensation for their services as directors, but were reimbursed for their reasonable and necessary expenses in attending meetings of board of directors and committees of the board. Compensation for services was provided solely in the form of stock options. However, in connection with the board’s investigation of previously announced accounting matters, we began to pay cash compensation in addition to stock options and the reimbursement of these expenses because these activities involved significant additional efforts and time commitments. We intend to continue to pay cash compensation in addition to equity compensation and expense reimbursements to directors due to the directors’ increased time commitments as well as increased corporate governance responsibilities.

      Non-employee directors receive an annual retainer of $25,000 in cash, which is paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chairman of the audit committee receives $10,000 in cash. Each of these directors also receives $1,500 in cash per meeting for each board and committee meeting attended that requires a significant commitment of time, except that members of the audit committee receive $2,000 for each audit committee meeting attended that requires a significant commitment of time. In 2003, Mr. Hanauer, in his capacity as chairman of the board, received an additional annual retainer of $70,000 in cash, which was paid in quarterly installments.

      In 2003, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 35,000 restricted shares of our common stock and an option to purchase 15,000 shares under our 1999 Stock Incentive Plan. As new members of the board, each of Messrs. Willison and Unruh was granted an additional 25,000 restricted shares of our common stock and an option to purchase an additional 25,000 shares under that plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an additional 52,500 restricted shares and an option to purchase an additional 22,500 shares under that plan. With respect to 2004, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 10,300 restricted shares of our common stock under our 1999 Stock Incentive Plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an additional 15,450 restricted shares. No options were included as part of these 2004 grants to directors. Each restricted share will vest three years after the grant date. One fourth of the options granted to each of these directors during 2003 will vest upon the first anniversary of the date on which such options were granted, with the remainder vesting ratably on a monthly basis over 36 months. Each option granted in 2003 has an exercise price equal to the fair market value of our common stock on the date of grant and a ten-year term, but will terminate within a specified time, in accordance with the terms of the 1999 Stock Incentive Plan, following the date the option holder ceases to be a director or employee of, or consultant to, us. All options and restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election and is not elected or must resign due to health reasons, or upon such director’s death. Upon a director’s resignation or termination for other reasons, including but not limited to business conflicts with us, all of the director’s unvested options and restricted stock will be terminated immediately.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information relating to beneficial ownership of our common stock as of May 10, 2004, by

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock,

•	each of our directors,

•	each of the executive officers listed in the summary compensation table, and

•	all of our directors and executive officers as a group.

      Unless otherwise noted, the address for each stockholder listed is c/o Homestore, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

	Shares of		Shares of Series A
	Common Stock		Preferred Stock
	Beneficially Owned		Beneficially Owned

Name of Beneficial Owner	Number	Percent	Number	Percent

Capital Research and Management Company(1)	13,600,000	11.1%	—	—
FMR Corp.(2)	13,464,869	11.0%	—	—
Cendant Corporation(3)	9,431,503	7.7%	—	—
L. John Doerr(4)	4,341,985	3.5%	—	—
National Association of REALTORS®(5)	4,025,640	3.3%	1	100%
Terrence M. McDermott(6)	4,025,640	3.3%	1	100%
W. Michael Long(7)	3,812,568	3.1%	—	—
Jack D. Dennison(8)	1,892,920	1.5%	—	—
Lewis R. Belote, III(9)	1,267,779	1.0%	—	—
Joe F. Hanauer(10)	801,602	*	—	—
Allan P. Merrill(11)	763,035	*	—	—
Allan D. Dalton(12)	670,455	*	—	—
Michael R. Douglas(13)	660,129	*	—	—
Kenneth K. Klein(14)	128,600	*	—	—
Bruce G. Willison(15)	84,675	*	—	—
V. Paul Unruh(16)	81,133	*	—	—
William E. Kelvie(17)	79,800	*	—	—
All 13 directors and executive officers as a group	18,610,321	15.2%	1	100%

*	Represents beneficial ownership of less than 1%.

(1)	The information shown is as of December 31, 2003 and is based upon information disclosed by Capital Research and Management Company in an amendment to a Schedule 13G filed with the SEC. Capital Research and Management Company reported that it has sole power to dispose or to direct the disposition of 13,600,000 shares of our common stock. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071.

(2)	The information shown is as of March 31, 2004 and is based upon information disclosed by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity OTC Portfolio in a Schedule 13G filed with the SEC. Such persons reported that FMR Corp. and the other members of the filing group have sole power to dispose or to direct the disposition of 12,039,619 shares of our common stock. Sole power to vote the other shares beneficially owned by the filing group resides in the respective boards of trustees of the funds that have invested in the shares. Such persons also reported that Fidelity Management Trust Company and the other members of the filing group have sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 1,426,290 shares of our common stock. The address of the above persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	The information shown is as of February 24, 2004 and is based upon information disclosed by Cendant Corporation in an amendment to a Schedule 13D filed with the SEC. The shares beneficially owned by Cendant Corporation are held of record by Cendant Membership Services Holdings, Inc., a wholly-owned subsidiary of Cendant Corporation. The address of Cendant Membership Services is 9 West 57th Street, 7th Floor, New York, New York 10019.

(4)	Includes 45,300 shares of restricted stock, none of which will be vested or transferable as of July 9, 2004. Also includes 45,000 shares issuable upon the exercise of options that are held by Mr. Doerr, which are vested and exercisable as of July 9, 2004. Also includes 3,657,895 shares held by Kleiner Perkins Caufield & Byers VIII, 210,967 shares held by KPCB VIII Founders Fund, and 1,615 shares held by KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr is a general partner of KPCB Associates VIII, which is the general partner of each of Kleiner Perkins Caufield & Byers VIII and KPCB VIII Founders Fund, and a general partner of KPCB Associates VII, which is the general partner of KPCB Information Sciences Zaibatsu Fund II. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities. Also includes 68,756 shares held in the John and Ann Doerr Children’s Trust dated 5/26/94, of which Mr. Doerr disclaims beneficial ownership. Also includes 2,602 shares in the Brook H. Byers Trust dated 1986 of which Mr. Doerr is trustee, with respect to which Mr. Doerr disclaims beneficial ownership. The address of the Kleiner Perkins Caufield & Byers entities is 2750 Sand Hill Road, Menlo Park, California 94025.

(5)	We have authorized the issuance of one share of Series A preferred stock, which is held by National Association of REALTORS®. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders’ meetings or to vote on any matters with respect to any question upon which holders of our common stock or preferred stock have the right to vote, except as may be required by law (in which case, the Series A preferred would have one vote per share and would vote together with the common stock as a single class), the holder of Series A preferred is entitled to elect one member of our board of directors. The address of National Association of REALTORS® is 430 North Michigan Avenue, Chicago, Illinois 60611.

(6)	Includes 4,025,640 shares of common stock and one share of Series A Preferred Stock held by National Association of REALTORS®, of which Mr. McDermott is the executive vice president/ chief executive officer. Mr. McDermott disclaims beneficial ownership of all of these shares.

(7)	Includes 70,922 shares of restricted stock, none of which will be vested or transferable as of July 9, 2004. Also includes 3,737,500 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(8)	Includes 1,868,750 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(9)	Includes 1,243,437 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(10)	Includes 237,338 shares of restricted stock, none of which shares will be vested or transferable as of July 9, 2004. Also includes 157,916 shares issuable upon the exercise of options that are held by Mr. Hanauer that are vested and exercisable as of July 9, 2004. Also includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(11)	Includes 739,581 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(12)	Includes 665,623 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(13)	Includes 658,332 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(14)	Includes 57,300 shares of restricted stock, of which 45,300 shares will not be vested or transferable as of July 9, 2004. Also includes 53,500 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(15)	Includes 70,300 shares of restricted stock, none of which will be vested or transferable as of July 9, 2004. Also includes 14,375 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(16)	Includes 70,300 shares of restricted stock, none of which will be vested or transferable as of July 9, 2004. Also includes 10,833 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

(17)	Includes 57,300 shares of restricted stock, of which 45,300 shares will not be vested or transferable as of July 9, 2004. Also includes 22,500 shares issuable upon the exercise of options that are vested and exercisable as of July 9, 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth all compensation paid during 2003, 2002, and 2001 to all persons who served as our chief executive officer during 2003 and our other five most highly compensated executive officers during 2003. We collectively refer to these persons as the “named executive officers.”

Summary Compensation Table

			Annual Compensation					Long Term
								Compensation

			Bonus($)					Securities
						Other Annual		Underlying		Restricted	All Other
Name and Principal Position	Year	Salary($)	Sign-On		Performance	Compensation($)		Options(#)		Shares($)	Compensation($)

W. Michael Long(1)	2003	500,000	—		500,000	—		—		300,000 (2)	—
Chief Executive Officer	2002	480,769	500,000	(3)	500,000	—		5,200,000		—	—
	2001	—	—		—	—		—		—	—
Jack D. Dennison(1)	2003	400,000	—		425,000	—		—		—	6,775	(4)
Chief Operating Officer	2002	384,616	400,000	(3)	400,000	—		2,600,000		—	—
	2001	—	—		—	—		—		—	—
Lewis R. Belote, III(1)	2003	350,000	—		350,000	—		—		—	—
Chief Financial Officer	2002	336,539	350,000	(3)	350,000	—		1,730,000		—	—
	2001	—	—		—	—		—		—	—
Allan D. Dalton(5)	2003	325,000	—		425,000	17,526	(6)	—		—	90,933	(7)
President,	2002	68,750	—		81,250	28,249	(6)	1,200,000		—	53,751	(4)
REALTOR.com®	2001	—	—		—	—		—		—	—
Michael R. Douglas(5)	2003	325,000	—		350,000	78,292	(6)	—		—	156,129	(8)
Executive Vice President	2002	68,750	—		81,250	25,227	(6)	1,200,000		—	41,198	(4)
and General Counsel	2001	—	—		—	—		—		—	—
Allan P. Merrill	2003	325,000	—		350,000	—		550,001	(9)	—	—
Executive Vice	2002	315,385	—		500,000	—		1,150,000		—	—
President, Strategy and	2001	185,693	—		—	454,000	(10)	366,667	(11)	—	—
Corporate Development

(1)	The executive officer joined us in January 2002.

(2)	Represents 70,922 shares of restricted stock granted to Mr. Long on March 31, 2004 in consideration for his services to us during 2003. These shares will vest in full on March 31, 2007.

(3)	We provided this sign-on bonus to the executive officer as part of his employment agreement in order to attract him to join us.

(4)	Represents relocation expenses paid by us.

(5)	The executive officer joined us in October 2002.

(6)	Represents amounts reimbursed for the payment of taxes and tax gross-up amounts associated with relocation expenses.

(7)	Represents $13,357 of expense paid by us for travel on an airplane indirectly owned by Mr. Long, and $77,576 of relocation expenses paid by us.

(8)	Represents $100,000 payment for the expected loss on the sale of executive officer’s residence in connection with relocation and $56,129 of relocation expenses paid by us.

(9)	50,001 of which were granted in connection with the Exchange Offer (as defined and described in “Ten-Year Option Cancellations and Exchanges” below).

(10)	Represents cumulative amounts owed pursuant to a prior employment agreement.

(11)	All of these options were cancelled in August 2002 in connection with our Exchange Offer.

Stock Option Grants in 2003

      The following table sets forth grants of stock options to the named executive officers in 2003.

      All options granted to the named executive officers in 2003 are either incentive stock options or nonqualified stock options. The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

      Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option, and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of future common stock prices.

Potential Realizable Value
			Percent of			of Assumed Annual Rates of
	Number of		Total			Stock Price Appreciation for
	Securities		Options			Option Term
	Underlying		Granted to	Exercise		Option Term($)
	Options		Employees	Price	Expiration
Name	Granted(#)		in 2003	($/Sh)	Date	5%	10%

W. Michael Long	—		—	—	—	—	—
Jack D. Dennison	—		—	—	—	—	—
Lewis R. Belote, III	—		—	—	—	—	—
Allan D. Dalton	—		—	—	—	—	—
Michael R. Douglas	—		—	—	—	—	—
Allan P. Merrill	50,001	(1)(2)	1.949	0.56	03/31/13	17,609	44,626
	500,000	(3)	19.49	3.24	11/24/13	1,018,809	2,581,863

(1)	Granted in connection with our Exchange Offer.

(2)	Options vest ratably on a monthly basis over 36 months beginning on March 31, 2003.

(3)	125,000 options vest on November 24, 2004 and remainder vest ratably on a monthly basis thereafter over 36 months.

      The percentage of total options granted to employees is based on options to purchase a total of 2,564,293 shares of our common stock granted during 2003. If exercised, these options would represent 2.12% of the total number of shares of our common stock outstanding at December 31, 2003.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

      The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2003 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2003 by the named executive officers. Also reported are values of in-the-money options, which represent the positive spread between the exercise prices of outstanding stock options and the fair market value of $4.73 per share, which was the closing price of our common stock on December 31, 2003.

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at 12/31/03		Money Options at 12/31/03
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

W. Michael Long	—	—	3,168,750	2,031,250	9,411,188	6,032,813
Jack D. Dennison	—	—	1,584,375	1,015,625	4,705,594	3,016,406
Lewis R. Belote, III	—	—	1,054,218	675,782	3,131,028	2,007,073
Allan D. Dalton	—	—	527,082	672,918	2,287,536	2,920,464
Michael R. Douglas	—	—	512,499	687,501	2,224,246	2,983,754
Allan P. Merrill	—	—	563,540	1,136,461	1,583,056	2,565,448

Ten-Year Option Cancellations and Exchanges

      In August 2002, we offered our employees the opportunity to exchange (the “Exchange Offer”) all outstanding options (“Old Options”) granted to our employees (or assumed by us) between August 5, 1999 (the date of our initial public offering (“IPO”)) and December 31, 2001 for new options (“New Options”) to be granted by us. See “Report of the Management Development and Compensation Committee — Option Exchange Program” below. Options were issued pursuant to the Exchange Offer on March 31, 2003.

      The following table sets forth information about option cancellations and exchanges for each of the named executive officers since our IPO. In connection with the Exchange Offer, the following table sets forth the following information:

•	the date on which Old Options were cancelled (the first date shown, i.e., August 30, 2002) and the date on which New Options were issued in exchange (the second date shown, i.e., March 31, 2003);

•	the number of shares underlying Old Options that were cancelled (the first number shown) and the number of shares underlying New Options issued in exchange (the second number shown, which is approximately 10% of the first number);

•	the market price of our common stock at the time of cancellation of the Old Options (the first number shown) and the issuance of New Options in exchange therefor (the second number shown);

•	the exercise price of the Old Options at the time of the cancellation;

•	the exercise price of the New Options issued in the exchange (which was the closing price of our common stock on March 31, 2003); and

•	the approximate length remaining of the term of the Old Options at the date of their cancellation.

Approximate
Length of
Old Option
		Number of				Term
		Securities	Market Price of			Remaining at
	Dates of	Underlying	Stock at Time	Exercise Price	New	Date of
	Cancellation and	Options Cancelled	Cancelled and	at Time of	Exercise	Cancellation
Name	Exercise	and Exchanged	Exchanged($)	Cancellation($)	Price($)	(Years)

W. Michael Long	—	—	—	—	—	—
Jack D. Dennison	—	—	—	—	—	—
Lewis R. Belote, III	—	—	—	—	—	—
Allan D. Dalton	—	—	—	—	—	—
Michael R. Douglas	—	—	—	—	—	—
Allan P. Merrill	8/30/02; 3/31/03	366,667; 36,667	0.58; 0.56	23.81	0.56	8
	8/30/02; 3/31/03	133,333; 13,334	0.58; 0.56	45.00	0.56	7
	1/12/01 (1)	366,667; 366,667	23.81; 23.81	45.00	23.81	9

(1)	Options were cancelled and exchanged in October 2001, prior to the Exchange Offer.

Employment-Related Agreements

Mr. Long

      We entered into an employment agreement with Mr. Long dated as of March 6, 2002 that provides for his employment as our chief executive officer.

      Mr. Long’s employment agreement provides for annual base compensation of $500,000. We provided Mr. Long a signing bonus of $500,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Under his 2003 executive bonus plan, Mr. Long was also eligible to receive a performance bonus of up to twice his annual base compensation for 2003; he received $500,000, and 70,922 shares of restricted stock which will vest in full on March 31, 2007.

      We granted Mr. Long a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 1,300,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Long a “Principal Option” to purchase 3,900,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Long’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.

      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.

      We agreed to provide residential accommodations to Mr. Long for up to two years within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane indirectly owned by him; Mr. Long was reimbursed approximately $1.3 million for the use of this airplane in 2003. We also will reimburse him for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed.

      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Long will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Long’s Principal Option will vest and become exercisable.

      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Long an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

Mr. Dennison

      We entered into an employment agreement with Mr. Dennison dated as of March 6, 2002 that provides for his employment as our chief operating officer.

      Mr. Dennison’s employment agreement provides for annual base compensation of $400,000. We provided Mr. Dennison a signing bonus of $400,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Under his 2003 executive bonus plan, Mr. Dennison was also eligible to receive a performance bonus of up to twice his annual base compensation for 2003; he received $425,000.

      We granted Mr. Dennison a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 650,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Dennison a “Principal Option” to purchase 1,950,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Dennison’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.

      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.

      We agreed to provide residential accommodations to Mr. Dennison for up to two years within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. Mr. Dennison relocated to our headquarters in 2003 at which time we ceased providing him with residential accommodations. We will reimburse Mr. Dennison for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Dennison in the same after-tax position as he would have been in had no such taxes been imposed.

      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Dennison will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Dennison’s Principal Option will vest and become exercisable.

      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Dennison an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

Mr. Belote

      We entered into an employment agreement with Mr. Belote dated as of March 6, 2002 that provides for his employment as our chief financial officer.

      Mr. Belote’s employment agreement provides for annual base compensation of $350,000. We provided Mr. Belote a signing bonus of $350,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Under his 2003 executive bonus plan, Mr. Belote was also eligible to receive a performance bonus of up to twice his annual base compensation for 2003; he received $350,000.

      We granted Mr. Belote a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 432,500 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Belote a “Principal Option” to purchase 1,297,500 shares of our common stock at an exercise price of $1.76 per share. Mr. Belote’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.

      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.

      We agreed to provide residential accommodations to Mr. Belote for up to two years within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Belote for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed.

      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Belote will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Belote’s Principal Option will vest and become exercisable.

      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Belote an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

Mr. Dalton

      On September 30, 2002, we entered into an executive retention and severance agreement with Mr. Dalton pursuant to which he agreed to serve as President, REALTOR.com®. Additionally, we entered into a compensation arrangement with Mr. Dalton that provides for annual base compensation of $325,000. Under his 2003 executive bonus plan, Mr. Dalton was also eligible to receive a performance bonus of up to twice his annual base compensation for 2003; he received $425,000.

      We will reimburse Mr. Dalton for actual and reasonable business expenses. In addition, as described above under “Summary Compensation Table,” Mr. Dalton was reimbursed for reasonable expenses associated with his relocation to our headquarters. This included taxes and tax gross-up amounts associated with payments made to relocate Mr. Dalton to our headquarters. We purchased a residence in the fourth quarter of 2002 from Mr. Dalton for $1.95 million to facilitate his move to our headquarters. We are actively attempting to sell such house.

      Effective October 8, 2002, we granted Mr. Dalton an option to purchase 1,200,000 shares of our common stock at an exercise price of $0.39 per share. This option vested as to 250,000 shares on the date of grant and the remainder vests ratably on a monthly basis over 48 months beginning on November 1, 2002.

      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Dalton will receive a lump sum payment in an amount equal to his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment in an amount equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Dalton a prorated portion of his target bonus less his Minimum Bonus Payment. All equity awards Mr. Dalton was granted by us prior to September 30, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

Mr. Douglas

      On September 30, 2002, we entered into an executive retention and severance agreement with Mr. Douglas pursuant to which he agreed to serve as Executive Vice President, General Counsel and Secretary. Additionally, we entered into a compensation arrangement with Mr. Douglas that provides for annual base compensation of $325,000. Under his 2003 executive bonus plan, Mr. Douglas was also eligible to receive a performance bonus of up to twice his annual base compensation for 2003; he received $350,000.

      We will reimburse Mr. Douglas for actual and reasonable business expenses. In addition, Mr. Douglas was reimbursed for reasonable expenses associated with his relocation to our headquarters as described above under “Summary Compensation Table.” In connection with the expected loss on the sale of his residence, we paid $100,000 to Mr. Douglas in the first quarter of 2003 to facilitate his move to our headquarters.

      Effective October 8, 2002, we granted Mr. Douglas an option to purchase 1,200,000 shares of our common stock at an exercise price of $0.39 per share. This option vested as to 200,000 shares on the date of grant and the remaining 1,000,000 options vests ratably on a monthly basis over 48 months beginning on November 1, 2002.

      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Douglas will receive a lump sum payment in an amount equal to his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment in an amount equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Douglas a prorated portion of his target bonus less his Minimum Bonus Payment. All equity awards Mr. Douglas was granted by us prior to September 30, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

Mr. Merrill

      On April 24, 2002, we entered into an executive retention and severance agreement with Mr. Merrill pursuant to which he agreed to continue to serve as executive vice president of strategy and corporate development. Additionally, we entered into a new compensation arrangement with Mr. Merrill that provides for annual base compensation of $325,000, effective January 21, 2002. Under his 2003 executive bonus plan, Mr. Merrill was also eligible to receive a performance bonus of up to twice his annual base compensation for 2003; he received $350,000.

      Effective January 17, 2002, we granted Mr. Merrill an option to purchase 450,000 shares of our common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months beginning on February 1, 2002. Additionally, effective January 24, 2002, we granted Mr. Merrill an option to purchase 700,000 shares of our common stock at an exercise price of $1.76 per share. This option vested as to 87,500 shares on July 24, 2002 and the remainder vests ratably on a monthly basis over 42 months beginning on August 1, 2002.

      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Merrill will receive a lump sum payment in an amount equal to his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment in an amount equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Merrill a prorated portion of his target bonus less his Minimum Bonus Payment. All equity awards Mr. Merrill was granted by us prior to April 24, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Operating Agreement with the National Association of REALTORS®

      In November 1996, we entered into an operating agreement with the National Association of REALTORS® (the “NAR”), which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR. For a description of the operating agreement, please see Item 1 of our annual report on Form 10-K for 2003, filed with the SEC.

      Under our operating agreement as originally entered into with the NAR, we were required to make quarterly royalty payments of up to 15% of RealSelect’s operating revenue in the aggregate to the NAR and the entities that provide us the information for the our real property listings (“data content providers”).

      In 2002, we and the NAR amended the NAR operating agreement. In accordance with the operating agreement, as amended, we paid $1,300,000 to the NAR in 2003 and will make the following fixed payments to the NAR:

•	For 2004, we must pay $1,400,000 in four installments of $350,000 due on the last day of each calendar quarter of 2004.

•	For 2005, we must pay $1,500,000 in four installments of $375,000 due on the last day of each calendar quarter of 2005.

•	For 2006, we must pay $1,500,000 plus or minus, as the case may be, the percentage change in the Consumer Price Index for 2005, in four equal installments due on the last day of each calendar quarter of 2006.

•	For 2007 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

      In January 2004, we and the NAR entered into a letter agreement regarding the availability of REALTOR.com® property listing data through the MSN network of websites. The NAR agreed to reimburse us for slotting fees that we may be required to pay to Microsoft Online, LP (“Microsoft”), such reimbursement not to exceed $250,000 per quarter for the first two years of our agreement with Microsoft (up to a maximum total reimbursement of $2 million). The NAR may recoup from us any amounts paid to us under this letter agreement to the extent of our portion of any advertising revenue generated as a result of our agreement with Microsoft which are earned by us during the first two years of that agreement.

Cendant Corporation

      In connection with our acquisition of Move.com, Inc. and Welcome Wagon International, Inc. (the “Move.com Group”) from Cendant Corporation in 2001, we entered into a series of agreements with Cendant that, among other things, provided us with certain promotion and exclusive data rights and placed certain restrictions on Cendant’s ability to dispose of our shares. Revenue of $7.7 million related to these transactions was recognized in 2003. During 2003, we received approximately $1.2 million of cash and recorded at December 31, 2003 deferred revenue of approximately $6.9 million related to these agreements. This deferred revenue will be recognized over the next five years.

      In connection with our acquisition of the Move.com Group, Cendant previously alleged that we breached certain representations and warranties made in the acquisition agreement as a result of the restatement of our consolidated financial statements for the year ended December 31, 2000 and the first three quarters of 2001. On August 5, 2003, we and Cendant settled potential claims relating to our acquisition of the Move.com Group and we entered into certain new agreements with Cendant. The settlement terminated certain existing arrangements between us and Cendant and resulted in several new arrangements between the parties. The following summarizes the material terms of the settlement.

      Settlement Agreement. Under the terms of the Settlement Agreement, Cendant agreed not to sue us or our officers, directors and other related parties with respect to the acquisition of the Move.com Group and the prior restatement of our consolidated financial statements. However, in the circumstances described below, Cendant retains the right to sue us for contribution, indemnification, or similar relief if Cendant is held liable for or settles claims against it in the consolidated securities class action lawsuit brought against us (the “Securities Class Action Lawsuit”) up to the amount for which it is held liable or for which it settles.

      On March 7, 2003, the court in the Securities Class Action Lawsuit dismissed with prejudice Cendant as a defendant. However, that dismissal is subject to appeal to the United States Court of Appeals for the Ninth Circuit. If Cendant’s dismissal as a defendant in the Securities Class Action Lawsuit is reversed on appeal and Cendant is subsequently found liable or settles the claims against it in the Securities Class Action Lawsuit, Cendant will likely seek indemnification, contribution or similar relief from us. However, on March 16, 2004, as part of our settlement of the Securities Class Action Lawsuit, the United States District Court for the Central District of California issued an order approving the settlement and barring claims by third parties against us for indemnification, contribution and similar relief with respect to liability such third parties may have in the Securities Class Action Lawsuit. The order approving the settlement is subject to appeal.

      The March 16, 2004 order may preclude Cendant from seeking indemnification, contribution or similar relief from us in the event Cendant is found liable or settles claims against it in the Securities Class Action Lawsuit. However, we have been advised by counsel that the law is unclear on whether Cendant would be so precluded. Therefore, we would likely incur significant expenses in defending such an action by Cendant and could ultimately be found liable to Cendant or settle with Cendant, notwithstanding the bar order. Such expenses, liability or settlement could have a material adverse effect on our financial position and results of operations.

      In addition, if Cendant is not permitted to share in the settlement of the Securities Class Action Lawsuit (which would be the case if its dismissal as a defendant is reversed on appeal), we have agreed to pay or otherwise provide to Cendant the amount of money and/or other consideration that Cendant would have been otherwise entitled to receive from that portion of the class action settlement fund provided by us had Cendant been a class member and Cendant’s proof of claim in respect of its shares had been accepted in full. At this time, Cendant is still a member of the class action and has not been excluded. Because the proofs of claim have not yet been accepted in the settlement of the Securities Class Action Lawsuit, we are unable to estimate the amount of cash and number of shares that Cendant could be entitled to receive from us should Cendant be prevented from participating in the settlement.

      For our part, we released all claims against Cendant (including a release of any derivative claims, to the extent permitted by law) relating to the acquisition of the Move.com Group (other than with respect to the existing Falcon license agreement described below) and our prior restatement of our consolidated financial statements.

      The Settlement Agreement also provides for the termination of a stockholders agreement that contained a standstill provision under which Cendant had agreed not to acquire additional Homestore stock, a requirement that Cendant vote its Homestore stock in proportion to the vote of all other stockholders and restrictions on Cendant’s ability to sell its Homestore stock.

      The Settlement Agreement contains other provisions, including the requirement that we prepay approximately $1.5 million under an existing insurance contract that would otherwise be payable over three years.

      In addition to the Settlement Agreement, we and Cendant executed a new Registration Rights Agreement, an Option Agreement, a new Listings License Agreement and a Source Code License and Maintenance Services Agreement, each of which is described below.

      New Registration Rights Agreement. The new Registration Rights Agreement required us to file a shelf registration statement relating to the approximately 18.3 million shares held by Cendant as a result of the acquisition of the Move.com Group, with expenses to be paid by us. The registration statement was declared effective on September 5, 2003. Cendant may request an underwritten offering pursuant to the new Registration Rights Agreement, with underwriters to be chosen by Cendant. On August 14, 2003, the

Company filed a registration statement to enable Cendant and its affiliates to sell their shares of the Company’s common stock to the public.

      Option Agreement. The Option Agreement granted to us an option to purchase 7,264,812 shares of our common stock held by Cendant. The option became exercisable on August 15, 2003 and expired on October 4, 2003 without being exercised.

      New Listings License Agreement. Under the new Listings License Agreement, Cendant granted to us a non-exclusive license to use Listing Data (generally defined as data and information related to the sale, purchase, lease, or rental of residential property) and Broker Agent Data (generally defined as data and information related to residential real property brokers or sales agents) on any of our websites where REALTOR.com® listings are displayed. Cendant is not obligated to provide any data to the extent that we can obtain the same data under one of our multiple listing services, or MLS, agreements. Cendant can terminate the license for any reason upon 90 days written notice. The new Listings License Agreement also prohibits us from charging referral fees during the term of the agreement and for a period of three years following termination. Also for a period of three years following a termination of the new Listings License Agreement, Cendant cannot directly or indirectly take action to reduce the quality, quantity, substance, accuracy or timeliness of listings available to us from any MLS, or from Cendant or its affiliates or franchisees.

      The new Listings License Agreement replaces the prior Master Operating Agreement under which Cendant granted to us an exclusive license to use the Listing Data and a non-exclusive license to use the Broker Agent Data. The prior Master Operating Agreement had an initial term of 40 years, contained specific termination rights, provided us with additional non-exclusive licenses to New Resident Data (generally defined as data and information regarding the purchasers, renters, or lessors of residential real property) and other data related to residential property, granted us wider usage rights with regard to the licensed data, and provided for marketing and promotional efforts between the parties.

      Prior to the settlement, we were not receiving any Listings Data or Broker Agent Data from Cendant under the Master Operating Agreement because we receive such data from our arrangements with approximately 900 MLSs across the United States. The new Listings License Agreement does not affect our arrangements with these MLSs. Thus, the new Listings License Agreement, like the now terminated Master Operating Agreement, serves as a backup source for such data.

      In conjunction with the termination of the exclusive license under the Master Operating Agreement, we relinquished certain exclusive data rights and rights under other agreements. As a result of the surrender of those rights, certain intangible assets associated with those rights no longer have value to us, and, accordingly, we have recorded an impairment charge of $12.2 million for the year ended December 31, 2003.

      Source Code License and Maintenance Services Agreement. Pursuant to an agreement dated October 26, 2000 (the “First Falcon Agreement”), we agreed to provide Real Estate Technology Trust (“RETT”), an independent trust established in 1996 to provide technology services and products to Cendant’s real estate franchisees, a modified version of our Top Producer Online contact management software for real estate agents known as “Falcon.” The First Falcon Agreement contemplated that the parties would enter into a maintenance services agreement with respect to Falcon. In connection with the settlement, a Source Code License and Maintenance Services Agreement (the “Second Falcon Agreement”) was executed with Cendant under which we agreed to provide Cendant with the source code for the Falcon software and for certain other Top Producer Online software. Cendant may use this source code to maintain, modify, and upgrade the Falcon software. We also agreed to provide Cendant with a dedicated support staff who will use commercially reasonable efforts to maintain, modify, and upgrade Falcon as instructed by Cendant. The initial term for such support is three years, and Cendant will have the option to renew for one additional year. We are entitled to receive approximately $2.3 million in maintenance fees which will be recognized on a straight-line basis over the three-year term of the maintenance agreement. Cendant agreed not to develop or promote a competitive online real estate customer relationship management system for two years.

      Following the settlement, we and RETT also entered into an Amendment to Software License Agreement (the “Amendment”), thereby amending the First Falcon Agreement. The Amendment modifies certain of the Falcon software functionality that we must deliver to RETT and establishes deadlines by which the various Falcon software components must be delivered. The Amendment also requires us to develop new features and functionality for certain other Top Producer Online software. Further, the Amendment grants to RETT, Cendant, and certain of Cendant’s affiliates (including affiliates outside of the real estate industry) a license to use the Falcon software as newly described in the Amendment, and a license to use certain other Top Producer Online software.

Loans to and Transactions with Executive Officers

      As part of an employment agreement entered into in 2002, we reimburse Mr. Long for the business use of an airplane that is owned indirectly by him. Total reimbursement for usage in 2003 was approximately $1.3 million.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

      The Audit Committee of the Board of Directors of Homestore, Inc. (the “Company”) considered and discussed the audited financial statements for the year ended December 31, 2003 with Company management and with Ernst & Young LLP, the Company’s independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as then in effect. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then in effect, and has discussed with the auditors their independence. Based on the reports and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

By the Audit Committee
of the Board of Directors

Kenneth K. Klein, Chairman
V. Paul Unruh
Bruce G. Willison

INDEPENDENT AUDITORS

      Effective September 29, 2003, our Audit Committee dismissed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our accountants and engaged Ernst & Young LLP (“Ernst & Young”) to serve as our accountants for the year ending December 31, 2003.

      PricewaterhouseCoopers’s reports on our financial statements for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During our two most recent fiscal years ended December 31, 2002 and the subsequent interim period through September 29, 2003, there were no disagreements between us and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years.

      During our two most recent fiscal years, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with their audit of our consolidated financial statements for the year ended December 31, 2001, PricewaterhouseCoopers advised management and discussed with our Audit Committee that (i) a material weakness existed in the operation of internal controls caused by a concerted effort by former senior management, assisted by third parties, to subvert the internal control structure in its entirety (which resulted in a restatement of previously issued quarterly financial information for the first three quarters of 2001) and (ii) a weakness, characterized as a “reportable condition,” as such term is defined by professional auditing standards, existed concerning three operating units which did not have appropriate operating controls around the revenue and accounts receivable cycle. In response to being advised of these matters, management and our board of directors took remedial actions that they believed to be appropriate. After taking these actions, PricewaterhouseCoopers did not advise us of any material weaknesses or reportable conditions in connection with PricewaterhouseCoopers’s audit of our financial statements for the year ended December 31, 2002.

      We requested that PricewaterhouseCoopers furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 6, 2003, is filed as Exhibit 16.1 to our Current Report Form 8-K filed on October 6, 2003.

      During our two most recent years ended December 31, 2002 and the subsequent interim period through September 29, 2003, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      The Audit Committee has retained Ernst & Young as our independent certified public accountants to audit the our consolidated financial statements for the year ending December 31, 2004. Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and to be available to respond to questions, as appropriate.

Fees Billed for Services Rendered by Independent Auditors

      PricewaterhouseCoopers served as the Company’s principal independent accountant to audit the Company’s financial statements for the fiscal year ended December 31, 2002. As previously disclosed and discussed above, on September 29, 2003 our audit committee notified PricewaterhouseCoopers that it would not be retained to perform the audit of the financial statements of the Company for the fiscal year ending December 31, 2003 and determined to engage Ernst & Young as independent accountants to audit the Company’s financial statements for the fiscal period ended December 31, 2003. The fees billed in the fiscal years ended December 31, 2002 and December 31, 2003 for PricewaterhouseCoopers’s services to us and the fees billed in the fiscal period ended December 31, 2003 for Ernst & Young’s services to us were:

	PricewaterhouseCoopers		Ernst & Young

	Year ended	Year ended	Year ended
	December 31, 2002	December 31, 2003	December 31, 2003

Audit Fees(1)	$1,289,000	$365,000	$1,090,000
Audit-Related Fees(2)	—	—	—
Tax Fees(3)	$312,000	$88,000	$8,000
All Other Fees(4)	$162,000	—	—

Total Fees	$1,763,000 (5)	$453,000	$1,098,000

(1)	“Audit fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit-related fees” are fees billed by the independent auditors for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and are not reported under audit fees. Fees associated with registration statements that were previously included in audit-related fees in the proxy statement for our 2003 annual meeting of stockholders have been reclassified under audit fees above.

(3)	“Tax fees” are fees billed by the independent auditors for professional services for tax compliance, tax advice, and tax planning.

(4)	“All other fees” are fees billed by the independent auditors to the Company for any services not included in the first three categories, and include fees for accounting services provided to us and in connection with our response to inquires from the SEC.

(5)	Reflects an increase of $256,000 from the amount disclosed in the proxy statement for our 2003 annual meeting of stockholders.

      The audit committee’s policy is to approve in advance all audit and permitted non-audit services provided by the independent accountant. In 2003, the Audit Committee approved in advance any services provided by the independent auditors and the related fees. Those services only involved accounting consultation and general corporate tax services. In addition, in December 2003, the Committee authorized the Committee’s audit committee financial expert to preapprove on behalf of the Committee permitted auditing and non-auditing services of $50,000 or less to be provided by Ernst & Young or any other accounting services firms, with the audit committee financial expert to report each preapproval of services to the full Committee at its next scheduled meeting after such preapproval.

      None of the audit and non-audit services described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

REPORT OF THE MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE

To The Board of Directors:

      The Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Homestore, Inc. (the “Company”) makes final decisions regarding compensation and stock option grants to executive officers and employees.

General Compensation Policy

      The Committee acts on behalf of the board of directors to establish the general compensation policy of the Company. The Committee reviews base salary levels and target bonuses for the chief executive officer (“CEO”) and other executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans, including the Company’s 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan and 2002 Stock Incentive Plan. The Committee believes that, to help the Company become a strong, profitable, and attractive enterprise, a proper combination of cash and equity compensation provides the best incentive to attract talented management, encourage outstanding performance and align management and stockholder interests.

      The Committee’s philosophy in compensating executive officers and certain other key employees of the Company is to relate compensation to corporate, business unit and individual performance, and increases in shareholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Consistent with this philosophy, annual salary adjustments and the cash incentive component of executive officer compensation is determined after a review of the Company’s and individual’s performance for the previous year. The long-term equity incentives for executive officers may be stock options and restricted stock granted under the Company’s stock incentive plans. In order to ensure that the compensation program was competitive and appropriate, since late 2001, the Committee has from time to time retained an independent consulting firm to review the compensation policy for its executives compared to other companies considered comparable to the Company in terms of size, type of business, performance, position and compensation philosophy. The Committee also uses salary surveys obtained from time to time for reference purposes, but does not target salaries to a specific level of comparable compensation.

2003 Executive Compensation

      Executive compensation for 2003 included base salary, cash bonuses, restricted stock and stock option grants. Base salaries for the Company’s executive officers are evaluated annually and are based on the executive’s contribution to Company performance, level of responsibility, experience and breadth of knowledge. In the second quarter of 2003, the Committee approved a bonus plan for the Company’s executives for performance based on the following measures: Company results of operations, Company financial position, and the executive’s individual contribution to the Company’s results.

      The Company in the past has relied heavily on long-term equity-based compensation to compensate and incentivize its executive officers. In 2002 and 2003, stock options were granted to certain executive officers to aid in retaining them and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joined the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within the executive’s peer group and comparable companies. The number of shares subject to options granted is within the discretion of the Committee and is based on anticipated future contribution to corporate and/or business unit results, past performance, and work consistency within the executive’s peer group.

2003 CEO Compensation

      As described in the section of the Company’s proxy statement in which this Report is to be included entitled “Employment-Related Agreements,” the Company entered into an employment agreement with Mr. Long with respect to his services as CEO commencing in January 2002. The Committee’s executive compensation philosophy described above applies in all respects to Mr. Long. The Committee believes that Mr. Long’s base salary for 2003 was commensurate with the compensation paid to chief executive officers with similar experience at comparable companies. Mr. Long was awarded a $500,000 cash bonus for 2003 related in large part to his continuing contributions to the Company’s restructuring and integration efforts, reduction in the Company’s operating loss and the achievement of individual performance objectives set by the Committee. Mr. Long also received 70,922 shares of restricted stock in consideration for his services to us during 2003 which will vest in full on March 31, 2007.

Option Exchange Program

      In August 2002, the Company offered its employees holding options the opportunity to exchange (the “Exchange Offer”) all outstanding options (the “Old Options”) to purchase shares of Company common stock granted to such employees (or assumed by the Company) between August 5, 1999 (the date of the Company’s initial public offering) and December 31, 2001 under the Homestore.com, Inc. 1999 Stock Incentive Plan, the Move.com, Inc. 2000 Stock Incentive Plan, the 1997 Stock Incentive Plan of Cendant Corporation, Cendant Corporation Move.com Group 1999 Stock Option Plan, The Hessel 2000 Stock Option Plan, the HomeWrite Incorporated 2000 Equity Incentive Plan or the SpringStreet 1997 Stock Option Plan (collectively, the “Plans”) for new options (the “New Options”) that the Company would grant. Those individuals who were issued options anytime after January 24, 2002 through March 31, 2003 were not eligible to participate in the Exchange Offer.

      In accordance with the Exchange Offer, the number of New Options an individual could receive equaled 10% of the number of Old Options tendered by that individual; provided, however, that Old Options that were not in round lots of ten shares were rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued. The New Options were granted on March 31, 2003. The exercise price of the New Options is equal to $0.56 per share, the closing price of the Company’s common stock on March 31, 2003, with vesting of  1/36 of the New Options on the monthly anniversary of the grant beginning on April 30, 2003.

      The Company offered this program on a voluntary basis to allow its employees to choose whether to keep their Old Options at their current exercise price, or to cancel their Old Options and receive in exchange New Options as described above. The Company made the Exchange Offer because a considerable number of its employees had stock options, whether or not they were exercisable at the time of the Exchange Offer, that had exercise prices significantly above the trading price of the Company’s common stock at the time of the Exchange Offer. The Company believes that the Exchange Offer provided its employees with the opportunity to hold options that over time may have a greater potential to increase in value, which the Company hopes will improve retention and create better performance incentives for its employees and will maximize the value of its common stock for its current stockholders, because in addition to assisting in the retention of key employees the reduction in the number of options outstanding may reduce the amount of dilution upon those options’ exercise.

Section 162(m) of the Internal Revenue Code of 1986

      Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows the deduction for certain annual compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. Awards issued under the Company’s incentive plans are subject to the Code Section 162(m) deduction limitation.

By the Management Development and Compensation Committee of the Board of Directors

Bruce G. Willison, Chairman
Joe F. Hanauer*
L. John Doerr

*	Mr. Hanauer was the Chairman of the Management Development and Compensation Committee during 2003 until March 31, 2004.

Compensation Committee Interlocks and Insider Participation

      The management development and compensation committee is composed of three non-employee directors, Messrs. Hanauer, Doerr and Willison, none of whom have any interlocking relationships as defined by the SEC.

STOCK PERFORMANCE GRAPH

      The following graph compares, for the period that our common stock has been registered under Section 12 of the Exchange Act, which commenced on August 4, 1999 (including the period from November 18, 2002 through January 2, 2004 during which our common stock was listed on the NASDAQ SmallCap Market), the cumulative total stockholder return for our common stock, The NASDAQ National Market Index (U.S. Companies), and Media General’s Internet and Software Services Index. The results reflected in the graph assume the investment of $100 on August 5, 1999, the first trading day of our common stock, in our common stock and those indices and reinvestment of dividends by those companies that paid dividends. The information contained in this graph was prepared by Media General Financial Services, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2003 were met in a timely manner by the Reporting Persons, except that Mr. Willison filed an amended Form 4 on April 4, 2003 reporting the grant of an additional 25,000 restricted shares of our common stock that were inadvertently omitted from the Form 4 that was previously filed with the SEC on February 27, 2003.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

      Proposals of stockholders that are intended to be presented at our 2005 annual meeting must be received by us no later than January 28, 2005 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2005 annual meeting of stockholders but not submitted for inclusion in our proxy statement) will be considered untimely under our bylaws unless it is received between March 30, 2005 and April 29, 2005.

OTHER MATTERS

      We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board may recommend.

ADDITIONAL INFORMATION

      We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the Securities and Exchange Commission, or SEC. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2003 accompanies this proxy statement. In most cases, those documents are available, without charge, on our website at http://ir.homestore.com as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Homestore, Inc., Investor Relations, 30700 Russell Ranch Road, Westlake Village, CA 91362. You may also read and copy these documents at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC’s web site at http://www.sec.gov.

APPENDIX A

HOMESTORE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.     Purpose

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Homestore, Inc. (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. In particular, the Committee’s purpose is to assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal audit staff and independent auditors.

      As such, the Committee shall have the following primary responsibilities: (a) to independently and objectively monitor the periodic reporting of the Company’s financial condition and results of operations; (b) to monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by the Company’s independent auditors and financial and senior management; (c) to review and evaluate the independence and performance of the Company’s independent auditors; (d) to retain and manage the relationship with the Company’s independent auditors; and (e) to facilitate communication among the Company’s independent auditors, internal auditors, management and the Board, within the scope of this Charter of the Audit Committee of the Board of Directors (the “Charter”) and consistent with the Certificate of Incorporation and Bylaws of the Company, as the Committee deems necessary or appropriate. The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this Charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel or other advisors in connection with any such investigation.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles or to certify the Company’s financial statements. Those processes and determinations are the responsibility of management and/or the Company’s independent auditors. Similarly, it is not the duty of the Committee to conduct investigations or to assure the compliance of the Company’s policies and procedures with applicable laws and regulations.

II.     Membership

      All members of the Committee will be appointed by the Board based on the recommendation of the Company’s Governance and Nominating Committee. Further, all Committee members shall be members of, and serve at the discretion of, the Board. Unless a chairperson (“Chairperson”) is appointed by the full Board, the members of the Committee may designate a Chairperson by majority vote of the Committee membership. The Board may at any time remove one or more directors as members of the Committee and may fill any vacancy on the Committee.

      The Committee shall consist of at least three, but no more than five members, with the exact number being determined by the Board. No member of the Committee shall be an officer, employee or consultant of the Company or any subsidiary or have any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Committee member. Each member of the Committee shall be “independent” as defined by applicable law, SEC rules and regulations, and the rules of the NASD, each as they may be interpreted and amended from time to time (“Applicable Law, Rules and Regulations”), except as otherwise permitted by Applicable Law, Rules and

Regulations and as determined by the Board’s independence review process. Each member of the Committee shall have the ability to read and understand fundamental financial statements and a working familiarity with basic finance and accounting principles at the time he or she joins the Committee, and at least one member shall have met the requirements of an “audit committee financial expert” as required by Applicable Law, Rules and Regulations. No member of the Committee shall have been a partner or employee of the Company’s independent auditors, or former partner or former employee of such auditors, for a period of three years after that person’s employment with such auditors terminates.

III.     Meetings

      The Committee shall meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, or the Board, determines or as frequently as required by Applicable Law, Rules and Regulations; provided, however, that the Committee shall meet no less frequently than once per quarter. The Committee may establish rules and procedures for the conduct of its meetings that are consistent with this Charter. A majority of the members of the Committee shall constitute a quorum. When a quorum is present at any meeting, a majority of the Committee members present may take any action or make any recommendation to the Board, except where otherwise required by Applicable Law, Rules and Regulations. Written minutes should be kept of all such meetings of the Committee.

      The Committee shall report its activities and recommendations to the Board at the Board’s next scheduled meeting or as otherwise appropriate. The Committee members, or the Chairperson of the Committee on behalf of all of the Committee members, should communicate with management, internal auditors and the independent auditors on a quarterly basis in connection with their review of the Company’s financial statements. The Committee must disclose that (1) each member has met, and continues to meet, the independence and other Committee membership requirements; (2) it has adopted a written charter; and (3) it has annually reviewed and reassessed the adequacy of its charter. The Committee shall disclose in the Company’s proxy statement that the Committee is governed by a charter and include a copy of the charter in the proxy statement at least once every three years.

IV.     Responsibilities and Duties

      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate and may establish other policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities. To these ends, the Committee shall have and may exercise all of the powers and authority of the Board to the extent permitted under the Delaware General Corporation Law.

Oversight of Financial Statements and Disclosure Practices

1. Review the independent auditors’ audit plan and discuss with the independent auditors the Company’s general accounting policies and practices.

2. Discuss with the independent auditors: all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and any other matter that generally accepted accounting standards require that the independent auditors should communicate with the Committee.

3. Periodically meet separately with management, the independent auditors, and the internal audit staff (or other personnel responsible for the internal audit function) to review the adequacy and appropriateness of the Company’s accounting and financial reporting processes, systems of internal control (including computerized information system controls and security), the adequacy of the systems of reporting to the Committee by each such group and any recommendations that each such group may have, the fullness and accuracy of the Company’s financial statements, and any other matters that the Committee or any such group believes should be discussed privately with the Committee.

4. Review with the independent auditors and the internal audit staff the completeness of audit coverage, reduction of redundant efforts, and the effective use of audit resources.

5. Determine, as regards to new transactions or events, the independent auditors’ reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

6. Discuss with management and the independent auditors the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the Company’s financial statements.

7. Discuss with management and the independent auditors, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures.

8. Determine open years on federal, state and local tax returns and whether there are any significant items in dispute with the Internal Revenue Service or state or local taxing authorities that might result or have resulted in litigation; inquire as to the status of related tax reserves and interest accruals.

9. Review the results of the annual audits of Committee member reimbursements, directors’ and officers’ expense accounts and management perquisites as prepared by internal audit staff and the independent auditors.

10. Review whether management has sought a second opinion regarding any significant accounting issue and, if so, obtain the rationale for the particular accounting treatment chosen.

11. Review, and discuss with management and the independent auditors, as appropriate, the Company’s quarterly and annual financial statements, including any report or opinion of the independent auditors, and earnings press releases (including the Company’s use of “pro-forma” or “adjusted” non- GAAP financial information), as well as financial information and earnings guidance provided to analysts and ratings agencies, prior to distribution to the public or filing with the Securities and Exchange Commission.

12. In connection with the Committee’s review of the annual financial statements:

•	Receive and review a draft of the financial statements section of the Company’s annual report, complete with footnotes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report.

•	Discuss with the independent auditors, internal auditors and management the financial statements section, including the results of the independent auditors’ audit of the financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards (“SAS”) 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements, any audit problems or difficulties, including any restrictions on the scope of work or access to required information, and management’s response to these matters.

•	Discuss with management and/or the independent auditors any questions or concerns pertaining to the fullness and accuracy of the Company’s financial statements and any other matters the Committee believes should be so discussed.

13. In connection with the Committee’s review of the quarterly financial statements:

•	Receive and review a draft of the financial statements section of the Company’s quarterly reports, complete with footnotes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the reports.

•	Discuss with the independent auditors, internal auditors and management the financial statements section, including the results of the independent auditors’ SAS 71 review of the quarterly financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any problems or difficulties among management and the independent auditors and management’s response.

•	Discuss with management and/or the independent auditors any questions or concerns pertaining to the fullness and accuracy of the Company’s financial statements and any other matters the Committee believes should be so discussed.

14. Review the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting and the certifications required to be made by any officer of the Company in each of the Company’s quarterly reports on Form 10-Q and the Company’s annual report on Form 10-K.

15. Review disclosures made to the Committee by the Company’s principal executive officer and principal financial officer during their certification process for each Form 10-K and Form 10-Q relating to any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in maintaining the Company’s internal controls.

16. Request a letter from the independent auditors to management concerning any significant weaknesses or breaches in internal controls discovered during their audit. Discuss any comments or recommendations of the independent auditors outlined in their management letter or in such discussions. Review any management response letters to the independent auditors. Approve a schedule for implementing any recommended changes and monitor compliance with that schedule.

Oversight of Independent Auditors

1. With sole authority and responsibility, the Committee shall appoint, retain, compensate and, if necessary, replace the independent auditors. The Committee shall be directly responsible for the evaluation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. With sole authority, the Committee shall approve all audit engagement fees and terms, which fees and related costs the Company shall pay promptly to the independent auditors in accordance with the Company’s normal business practices. The Committee shall pre-approve, including pursuant to established policies and procedures for pre-approval, or have pre-approved by a member of the Committee delegated the authority to grant pre-approvals, any audit or significant permitted non-audit service provided to the Company by the Company’s independent auditors and ensure that any such non-audit service be disclosed to stockholders in the appropriate periodic report of the Company. If a member of the Committee pre-approves such service, the decisions of such member shall be presented to the full Committee at its next scheduled meeting.

2. Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following: (i) the independent auditors’ ultimate accountability to report directly to the Committee; and (ii) the ultimate authority and responsibility of the Committee to appoint, retain, compensate, evaluate and, where appropriate, replace the independent auditors.

3. At least annually, make inquiries of management and internal auditor staff regarding the qualification, independence and performance of the independent auditors.

4. At least annually, obtain and review a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the independent auditors’ independence) all relationships between the independent auditors and the Company.

5. Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and requiring discontinuance of any relationships that the Committee believes could compromise the independence of the auditors (including but not limited to requiring audit partner rotation in accordance with Applicable Laws, Rules and Regulations and requiring that the independent auditors have no conflicts of interests with the Company), and setting clear Company hiring policies for employees or former employees of the independent auditors.

Oversight of Internal Auditors

1. Review the activities of the internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan and all concluded internal audits, including summaries of any significant issues raised during the performance of the internal audits.

2. Discuss with the independent auditors and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

Oversight of Compliance with Legal and Regulatory Requirements

1. At least quarterly, meet with the Company’s external and internal legal counsel to review the status of any legal or regulatory matters that could have a material impact on the Company’s financial statements; inquire as to any related reserves taken with respect thereto.

2. Review all related-party transactions for potential conflict of interest situations on an ongoing basis and approve only those that are the subject of arms length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party.

3. Engage and retain such outside counsel, experts and other advisors as the Committee may deem appropriate or necessary to carry out its duties in its sole discretion. Approve related fees and retention terms, which fees and related costs the Company shall pay promptly to such advisors in accordance with the Company’s normal business practices.

4. Determine and approve ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, which fees and related costs the Company shall pay promptly in accordance with the Company’s normal business practices.

5. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6. Review compliance by directors, officers and employees with the Company’s Code of Conduct and Business Ethics, including the Policies and Procedures for Reporting by Attorneys Pursuant to the Sarbanes-Oxley Act Standards of Professional Conduct addendum thereto.

7. Annually conduct and present to the Board a performance evaluation of the Committee and make recommendations to the Board on such matters within the scope of its functions as may come to its attention and which in its discretion warrant consideration by the Board.

8. Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission as they may be amended from time to time.

9. At least annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval. Include a copy of this Charter as an appendix to the Company’s proxy statement at least once every three years as required by the rules and regulations of the Securities and Exchange Commission as they may be amended from time to time.

10. Perform any other activities required by Applicable Law, Rules and Regulations and perform other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

In addition to the indemnification, exculpation and similar rights and provisions contained in the Company’s Certificate of Incorporation and Bylaws or in statutory and common law and in addition to applicable insurance, the Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company, whom such member believes to be reliable and competent in the matters presented; and (ii) counsel, public accountants or other persons as to matters which the members believe to be within the professional competence of such person.

PROXY

HOMESTORE, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 28, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder(s) of Homestore, Inc. (“Homestore”) common stock hereby nominate(s), constitute(s) and appoint(s) Lewis R. Belote, III and Michael R. Douglas (together, the “Proxy Holders”), and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of stockholders (the “Annual Meeting”) of Homestore to be held at the Hilton Los Angeles Airport located at 5711 West Century Blvd., Los Angeles, California 90045-5631 on June 28, 2004 at 2:00 p.m., local time, or any postponement or adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

The board recommends a vote FOR the election of the directors nominated by the board. The proxy when properly executed shall be voted as directed. If no direction is made for a given proposal, the proxy will be voted FOR the election of the directors nominated by the board.
Please mark your votes as indicated in this example	☒
PLEASE SEE REVERSE SIDE

1.	Election of Directors. Nominees:	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees

01 William E. Kelvie
02 Kenneth K. Klein
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike through that individual’s name)		☐	☐

The undersigned hereby ratifies and confirms all that the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying that notice and the audited financial statements of Homestore delivered with or prior to that notice.

2. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The board of directors of Homestore currently knows of no other business to be presented by or on behalf of Homestore or the board at the annual meeting.

WILL ATTEND
Will you be attending the annual meeting?	☐

(Please Print Name)	(Signature of Holder of Common Stock)	Date	, 2004

(Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles).

▲ Detach here from proxy voting card ▲